Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hope Bancorp, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hope Bancorp, Inc. (formerly BBCN Bancorp, Inc.) of our report dated March 2, 2015, with respect to the consolidated balance sheets of BBCN Bancorp, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014.

/s/ KPMG LLP
Los Angeles, California
August 18, 2016